Exhibit 99.2

KindlyMD® Announces New Partnership with Cigna Healthcare to Further Expand Patient Care Accessibility

KindlyMD now provides more than 90% statewide comprehensive insurance coverage

SALT LAKE CITY, UT, October 29, 2024 — KindlyMD, Inc. (“KindlyMD” or the “Company”) (NASDAQ: KDLY), a patient-first healthcare and healthcare data company uniquely integrating traditional primary care and pain management strategies with integrated behavioral and alternative therapies, today announced it is now contracted with Cigna Healthcare, after receiving additional credentialing.

Cigna’s innovative approach to behavioral health focuses on integrating mental health services with primary care and ensuring that individuals receive comprehensive support tailored to their unique needs. The inclusion of Cigna Healthcare marks another significant milestone for the Company, which has recently emerged as one of the first alternative medical treatment providers in the state to achieve this prestigious status, alongside contracts with Select Health, Medicare, and Medicaid. Following this achievement, KindlyMD also announced its contract with Blue Cross Blue Shield and United Healthcare, further solidifying its position in the healthcare landscape.

Tim Pickett, PA-C, KindlyMD founder and CEO, commented, “With the addition of Cigna Healthcare as the latest healthcare insurance provider, we continue to make a positive impact on healthcare accessibility as we have expanded our service reach and are now providing over 90% of the population statewide comprehensive insurance coverage in Utah, according to the 2023 Utah Health Insurance Market Report. We are Utah’s largest alternative pain treatment provider and are proud to be leading the way in facilitating quality accessible holistic healthcare treatments. This agreement reinforces the KindlyMD business model as we have now treated over 65,000 patient visits in our clinics as we strive to address the large unmet societal need for alternative pain treatments to combat the opioid crisis.”

Provisional data released by the CDC’s National Center for Health Statistics, reveals that nearly 108,000 people died of drug overdose in the U.S. in 2021, with over 80,000 of these deaths attributed to opioids. This prompted the government to initiate the largest opioid treatment grant funding ever. While recent CDC data shows that roughly 67% of Americans aged 45 – 64 have used at least one prescription medication in the past 30 days, we believe that most of these prescriptions are not sufficient or are simply failing to offset the significant risks associated with long term side effects of such medications. Non-opioid treatment options, such as medical cannabis, have become widespread in recent years, however they are still excluded from meaningful clinical recommendations and guidelines. KindlyMD is aiming to meet this urgent unmet need for alternative pain treatments and fill the gap in the market with an evidence-based approach.

As Utah’s largest alternative pain treatment facility, KindlyMD provides complete care plans in cases where opioids are needed to ensure safe use, appropriate dosing, weaning plans, and behavioral health support to curb risk. KindlyMD is also one of the largest providers of medical evaluation and management services related to treatment recommendations within the medical cannabis program in Utah. Notably, KindlyMD healthcare professionals provide patients with medical cannabis education and information to help patients decide whether medical cannabis may be a beneficial alternative treatment option for them, as part of its patient-first approach. Patients retain complete discretion to obtain their own medical cannabis, and KindlyMD does not sell or advertise cannabis products.

About KindlyMD

KindlyMD® is a patient-first healthcare and healthcare data company uniquely integrating traditional primary care and pain management strategies with integrated behavioral and alternative therapies to offer patients comprehensive care and reduce the addiction and dependency of opioid use in the U.S. KindlyMD currently operates four centers including the largest alternative pain treatment center in Utah. With a focus on holistic pain management through its specialty outpatient clinical services, including, where appropriate, the recommendation of medical cannabis by KindlyMD healthcare providers, KindlyMD is providing better patient health outcomes.

For more information, please visit www.kindlymd.com.

Forward-Looking Statements

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements can be identified by the use of words such as “should,” “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” and “proposes.” These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. You are urged to carefully review and consider any cautionary statements and other disclosures, including, but not limited to, the statements made under the heading “Risk Factors” in Kindly MD, Inc.’s Registration Statement on Form S-1 that was declared effective as of May 14, 2024. KindlyMD, Inc. does not undertake any duty to update any forward-looking statements except as may be required by law. The information which appears on our websites and our social media platforms, including, but not limited to, Instagram and Facebook, is not part of this press release.

Investor Relations Contact:

Valter Pinto, Managing Director

KCSA Strategic Communications

(212) 896-1254

KindlyMD@KCSA.com